EXHIBIT 6.8
                             TOTAL FILM GROUP, INC.
                                   TERM SHEET

Instrument & Amount        $2 million convertible note

Interest Rate              12% simple interest payable quarterly

Term Six months or the earlier of raising of equity of which 50% of each raise on an as received basis will be used to repay note

Convertibility             $2.00 per share at option of Lender prior to maturity

Equity Kicker              250,000 unregistered common shares

Event of Default           1.  Upon event of default, the convertibility price
                               will be lowered to $1.50 per share

                           2. Each quarter that default exists, Lender will be issued an additional 85, 000 shares

Fee 7% cash fee to be paid at closing on gross amount of proceeds received payable to Capital Research Ltd., plus 100,000 five year warrants priced at $2.25 per share

Participants & Amount      Lancer Group, Inc.                     $1,000,000
                           Lancer Offshore, Inc.                     800,000
                           Bruce Cowen                                50,000
                           James Kelly                                50,000
                           Capital Research, Ltd.                     50,000
                           Martin Garvey                              50,000
                                                                  ----------
                                                                  $2,000,000

Additional Terms           Closing subject to approval of Total Film Group's
                           Board of Directors.

On behalf of Lender        /s/ Michael Lauer         on this date 9/21/99

Accepted on behalf of Total Film Group, Inc.         /s/ Gerald Green
on this date 9/21/99

1st Payment                $1,200,000                September 1999
2nd Payment                   800,000                October 1999
                           ----------
Total                      $2,000,000